Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WEST CORPORATION
     1. Name. The name of this Corporation is West Corporation.
     2. Registered Office. The registered office of this Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     3. Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
     4. Capital Stock.
     4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is five hundred million (500,000,000) shares, consisting of:
     (a) Four Hundred Million (400,000,000) shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”); and
     (b) One Hundred Million (100,000,000) shares of Class L Common Stock, par value $0.001 per share (“Class L Common Stock”).
The Class A Common Stock and the Class L Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, powers, preferences, privileges, qualifications, limitations and restrictions set forth below.
     4.2. Definitions. As used in this Section 4, the following terms have the following definitions:
     4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (and for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise).

     4.2.2 “Applicable Price per Share” shall mean, (a) at or immediately prior to the Public Offering Time, the Public Offering Price and (b) otherwise, a fraction the numerator of which is the excess, if any, of (i) the aggregate value of all Common Stock of the Corporation over (ii) the aggregate Remaining Class L Minimum Payment Amount with respect to all shares of Class L Common Stock outstanding and the denominator of which is the aggregate number of shares (on a fully diluted basis) of Class A Common Stock and Class L Common Stock (treating each share of Class A Common Stock as one share and each share of Class L Common Stock as a number of shares equal to the Class L Conversion Constant). For the purpose of clause (b)(i) above, (x) if all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid by the Corporation and its subsidiaries in connection with such Realization Event and (y) if some but less than all of the Common Stock of the Corporation is being Transferred in the subject Realization Event, the aggregate value of all Common Stock of the Corporation shall be extrapolated based on the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid by the Corporation and its subsidiaries in connection with such Realization Event, with a proportionate adjustment as determined by the Board of Directors in good faith.
     4.2.3 “Board of Directors” shall mean the Board of Directors of the Corporation.
     4.2.4 “Class L Base Amount” shall mean $90.00.
     4.2.5 “Class L Conversion Constant” shall mean, at any time as of which it is to be determined, one, adjusted as provided in Section 4.7 below.
     4.2.6 “Class L Conversion Factor” shall mean, at any time as of which it is to be determined, the sum of
          (i) the Class L Conversion Constant
     plus
          (ii) the quotient obtained by dividing
     (a) the Remaining Class L Minimum Payment Amount
     by
     (b) Applicable Price per Share,
all determined at such time.
     4.2.7 “Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including without limitation any distributions made by the Corporation to holders of Common Stock in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock, (c) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (d) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the board of directors of the surviving corporation or its parent corporation.
     4.2.8 “Initial Public Offering” shall mean the initial public offering and sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation for cash pursuant to an underwritten initial public offering of such shares registered on Form S-1 (or any successor form under the Securities Act of 1933) with the Securities and Exchange Commission.
     4.2.9 “Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity.
     4.2.10 “Public Offering Price” shall mean the price per share to be received by the Corporation or selling stockholders in connection with the sale of shares of Class A Common Stock to the public in the Initial Public Offering (taking into account any subdivision, increase or combination of the Corporation’s common stock in connection with the public offering), net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.
     4.2.11 “Public Offering Time” shall mean the time immediately prior to the determination of the Public Offering Price by the Corporation in respect of the initial sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation pursuant to the Initial Public Offering and prior to any transfer of beneficial ownership of such shares in such offering.
     4.2.12 “Qualified Institutional Investor” shall mean Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, Quadrangle Capital Partners II LP, Quadrangle Capital Partners II-A LP, Quadrangle Select Partners II LP, and any of their respective Affiliates.
     4.2.13 “Realization Event” shall mean a Transfer of a majority of the outstanding Common Stock other than a Transfer to a Qualified Institutional Investor.

     4.2.14 “Remaining Class L Minimum Payment Amount” shall mean, with respect to any share of Class L Common Stock at any time the amount that would then be required to be distributed with respect to such share pursuant to Section 4.6.1 in order for no further Distributions to be payable with respect to such share pursuant to Section 4.6.1.
     4.2.15 “Transfer” shall mean a sale, transfer or other disposition for value.
     4.3. Shares Identical. Except as otherwise provided in this Section 4, for purposes of this Section 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.
     4.4. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share of Common Stock being entitled to one vote on all matters to be voted on by the stockholders.
     4.4.1 Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.
     4.4.2 Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, the number of authorized shares of any class or series of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote by class.
     4.5. Directors. The number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be six or such greater number determined as provided in the Bylaws of the Corporation, in either case subject to reduction as provided in Section 4.5.2.
     4.5.1 Each director shall be entitled to one vote on all matters to be voted on by the directors. The directors shall vote together as a single class on all matters to be voted on by the directors.
     4.5.2 Any vacancy on the Board of Directors shall be filled only by vote of the holders of a majority of the outstanding shares of the Common Stock. The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership, whether because of the failure of the stockholders to elect the full number of directors or otherwise. Any such vacancy shall automatically reduce the

Number of Directors pro tanto, until such time as the holders of Common Stock shall have elected a director to fill such vacancy, whereupon the Number of Directors shall be automatically increased pro tanto.
     4.6. Distributions. All Distributions shall be made to the holders of Common Stock in the following order of priority:
     4.6.1 First, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section 4.6.1 an amount equal to the Class L Base Amount plus an amount sufficient to generate an internal rate of return thereon equal to twelve percent (12%) per annum, compounded quarterly. Such internal rate of return shall be calculated in accordance with accepted financial practices, treating the Class L Base Amount of each share as having been paid for such share on October 24, 2006 and each Distribution with respect to the Class L Common Stock as having been made on the date it is actually paid by the Corporation. The Board of Directors will have the authority to make, in good faith, any determinations required in connection with such calculations.
     4.6.2 Second, after the full required amount of Distributions have been made pursuant to Section 4.6.1 above, all holders of the shares of Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Common Stock; provided that for purposes of this Section 4.6.2, each share of Class L Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class L Conversion Constant.
          All Distributions pursuant to Sections 4.6.1 and 4.6.2 shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held by such holders.
     4.7. Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class L Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, any outstanding Class A Common Stock unless a proportional adjustment is made to the Class L Conversion Constant. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.
     4.8. Mandatory Conversion of Class L Common Stock.
     4.8.1 Conversion in Connection with Public Offering. Immediately prior to the Public Offering Time, without any action by the Board of Directors or any stockholder of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion.
     4.8.2 Conversion in Connection with a Realization Event. At any time, in connection with a Realization Event, upon a vote of the Board of Directors approving conversion of the Class L Common Stock, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Class A Common Stock equal to the Class L Conversion Factor at the time of conversion; and such vote may be taken prior to such Realization Event provided that the effectiveness thereof and the conversion of shares effected thereby are conditioned and made effective upon the occurrence of such Realization Event.
     4.8.3 Fractional Shares, etc. Upon conversion under Section 4.8.1 or 4.8.2 above, fractional shares shall be converted into equivalent fractional shares of Class A Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors). No Distributions shall be or become payable on any shares of Class L Common Stock pursuant to Section 4.6 at or following such conversion. From and after such conversion, such shares of Class L Common Stock shall be retired and shall not be reissued, and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class L Common Stock shall be eliminated.
     4.9. Effect of Conversion. Upon conversion of any share of Class L Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class L Common Stock, the rights of the holder thereof as such shall cease, other than the right to receive, when and if payable, any Distributions declared in respect of Class L Common Stock and unpaid as of the time of conversion (excluding any such Distribution pursuant to Section 4.6.1 solely to the extent the Remaining Class L Minimum Payment Amount shall not have been reduced at or prior to the time of conversion in respect of such Distribution); the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of the Class A Common Stock.
     4.10. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph (or any executive officer of the Corporation), its (or his or her) own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
     4.11. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).
     4.12. Prohibition on Distributions Constituting Taxable Events. Notwithstanding anything to the contrary in this Section 4, the Corporation shall not, without the written approval of the holders of a majority of the shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock, pay any dividend or make any other distribution on any share of capital stock or other security or interest in the Corporation other than Class L Common Stock, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (a) an increase of the Remaining Class L Minimum Payment Amount, (b) a conversion of the Class L Common Stock into Class A Common Stock or (c) an adjustment of the Class L Conversion Factor a taxable event to the holders of the Class L Common Stock. No amendment to the provisions of this Section 4.12 shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the Class L Common Stock at the time such Common Stock was converted into Class A Common Stock.
     5. Election of Directors. The election of directors need not be by written ballot unless the Bylaws shall so require.
     6. Authority of Directors to Change Bylaws. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.
     7. Liability of Directors. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     8. Indemnification. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any Bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Section 8 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 8 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.
     9. Records. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.
     10. Meeting of Stockholders of Certain Classes. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.
     11. Renunciation of Business Opportunities Doctrine. To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this Section 11 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.
     12. Opt Out of DGCL 203. This Corporation shall not be governed by Section 203 of the DGCL.